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                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the use of our reports dated June 18, 1998, and to all references to our Firm included in or made a part of this registration statement of Nuveen Flagship Municipal Trust (comprising the Nuveen Municipal Bond Fund, the Nuveen Insured Municipal Bond Fund, the Nuveen Flagship All-American Municipal Bond Fund, the Nuveen Flagship Intermediate Municipal Bond Fund and the Nuveen Flagship Limited Term Municipal Bond Fund).




                                       ARTHUR ANDERSEN LLP

Chicago, Illinois
August 20, 1998